EXHIBIT 23.6

[H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated March 10, 2000, and dated March 9, 2001, prepared for Stocker Resources, Inc. in the Registration Statement on Form S-8 of Plains Exploration & Production Company for the filing dated August 14, 2003.

H.J. GRUY AND ASSOCIATES, INC. Texas Registration Number F-000637

by:	/s/ Sylvia Castilleja, P.E.
Sylvia Castilleja, P.E. Vice President

August 13, 2003

Houston, Texas